Exhibit 99.1
For Immediate Release December 6, 2012	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne S. Charness (News Media) 401-727-5983

HASBRO ANNOUNCES QUARTERLY CASH DIVIDEND ON COMMON SHARES

Company Accelerates February 2013 Dividend Payment Date

Pawtucket, RI (December 6, 2012) -- Hasbro, Inc. (NASDAQ: HAS) today announced that its Board of Directors has declared a quarterly cash dividend of $0.36 per common share.  The dividend will be payable on December 28, 2012 to shareholders of record at the close of business on December 17, 2012. The Board decided to accelerate the payment of the Company's regular quarterly dividend, which is normally paid in mid-February, and this accelerated dividend is being paid in lieu of the February 2013 dividend.

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company's world class brand portfolio. From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative, well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY. The Company's Hasbro Studios develops and produces television programming for markets around the world. The Hub TV Network is part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK), in the U.S. Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.
© 2012 Hasbro, Inc. All Rights Reserved.